EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of March 6, 2005,

Among

BAE SYSTEMS NORTH AMERICA INC,

UTE ACQUISITION COMPANY INC.

And

UNITED DEFENSE INDUSTRIES, INC.

EXHIBIT A - Certificate of Incorporation of Surviving Corporation

GLOSSARY OF DEFINED TERMS

Term	Section

Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(b)
affiliate	9.03
Affiliated Group	3.09(a)
AJC Act	5.01(a)(v)
Anti-Bribery Laws	3.13(c)
Appraisal Shares	2.01(d)
Bid	3.15(c)
Bofors	3.05(b)
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
CFIUS	6.03(b)(i)
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Commonly Controlled Entity	3.10
Company	Preamble
Company Benefit Agreements	3.08(e)(ii)
Company Benefit Plans	3.10
Company Board	3.04(a)
Company Bylaws	3.03(b)
Company Capital Stock	3.03(a)
Company Charter	3.03(b)
Company Common Stock	Recitals
Company Credit Agreement	3.03(f)
Company Disclosure Letter	Article III
Company Financial Statements	3.06(b)
Company Government Contract	3.15(c)
Company Government Subcontract	3.15(c)
Company Lease	3.17
Company Material Adverse Change	9.03
Company Material Adverse Effect	9.03
Company Pension Plan	3.11(b)
Company Preferred Stock	3.03(a)
Company Restricted Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Stock-Based Awards	3.03(b)
Company Stockholder Approval	3.04(b)
Company Stockholders’ Meeting	6.01(b)
Company Stock Options	3.03(a)
Company Stock Plan	3.03(a)

Term	Section
Company Subsidiaries	3.01
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.05(a)
Contract	3.05(a)
Contract with a Related Person	3.08(j)
Deferred Arrangements	5.01(a)(v)
Designated Party	6.07(b)
DGCL	1.01
DOJ	6.03(b)(ii)
Draft 2004 10-K	Article III
Effective Time	1.03
Environmental Claim	3.14(b)
Environmental Laws	3.14(b)
Environmental Permits	3.14(a)(ii)
ERISA	3.11(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Exon-Florio	3.05(b)
Export Control Laws	3.13(b)
Filed Company SEC Documents	Article III
FTC	6.03(b)(ii)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Materials	3.14(b)
HSR Act	3.05(b)
Indemnified Party	6.06(a)
Intellectual Property Rights	3.18
IRS	3.09(c)
Joint Filing	6.03(b)(i)
Judgment	3.05(a)
Law	3.05(a)
Liens	3.02(a)
Material Company Contract	3.15(a)
Maximum Premium	6.06(b)
Merger	Recitals
Merger Consideration	2.01(c)(2)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.02(a)
Permits	3.13(a)
person	9.03
Post-Signing Returns	5.01(b)(i)
Proxy Statement	3.05(b)
Release	3.14(b)

v

Term	Section
Representatives	5.02(a)
SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(b)
SOX	3.06(b)
Sub	Preamble
subsidiary	9.03
Superior Proposal	5.02(e)
Surviving Corporation	1.01
Takeover Proposal	5.02(e)
taxes	3.09(j)(i)
tax return	3.09(j)(ii)
Termination Fee	6.07(b)
Transfer Taxes	6.09
UKLA	4.04(b)
UK Parent	4.03
UK Parent Circular	6.01(c)
UK Parent Letter	6.01(c)
UK Parent Shareholder Approval	4.03
UK Parent Shareholder Meeting	6.01(c)
Voting Company Debt	3.03(c)

     AGREEMENT AND PLAN OF MERGER dated as of March 6, 2005, among BAE SYSTEMS NORTH AMERICA INC., a Delaware corporation (“Parent”), UTE ACQUISITION COMPANY INC., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent, and UNITED DEFENSE INDUSTRIES, INC., a Delaware corporation (the “Company”).

          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved Parent’s acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS the respective boards of directors of Parent, Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger”) whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company or any of their respective subsidiaries shall be converted into the right to receive $75.00 in cash; and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of all the conditions set forth in Article VII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place, time and date as shall be agreed in writing between Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof) on such second business day, then the Closing will take place on the first business day on which all such conditions shall have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

          SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

          SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent, Sub or by any of their respective wholly owned subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $75.00 in cash.

          (2) The cash payable upon the conversion of shares of Company Common Stock pursuant to Section 2.01(c)(1) is referred to as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.02(c) upon surrender of such certificate in accordance with Section 2.02, in each case, without interest.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect, or otherwise shall waive, withdraw or lose, the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal

Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company. Parent shall provide, or cause to be provided to the Paying Agent at the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c) and certain dividends and other distributions in respect of Company Common Stock in accordance with Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and certain dividends or other distributions in accordance with Section

2.02(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f) Investment of Exchange Fund. The Parent may cause the Paying Agent to invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In no case, however, shall any such investment or any such payment of interest delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder.

          (g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.

          (h) Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of any supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

ARTICLE III

Representations and Warranties of the Company

          Except as set forth (i) in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), other than any disclosure of risks generally faced by participants in the industries in which the Company operates or descriptions of general risks not related to specifically disclosed facts or circumstances, (ii) in the letter dated the date of this Agreement, from the Company to Parent (the “Company Disclosure Letter”) or (iii) in the draft Annual Report on Form 10-K of the Company for the year ended December 31, 2004 (the “Draft 2004 10-K”), a copy of which has been provided to Parent and is attached to the Company Disclosure Letter, other than any disclosure of risks generally faced by participants in the industries in which the Company operates or descriptions of general risks not related to specifically disclosed facts or circumstances, the Company represents and warrants to Parent and Sub as follows:

          SECTION 3.01. Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. For purposes of this Agreement, “Company Subsidiary” means each subsidiary of the Company, provided that (other than for purposes of Sections 3.12(b), 3.13(c) and 7.02(a) (insofar as it relates to Sections 3.12(b) and 3.13(c))) the term “Company Subsidiary” shall not include FNSS Savunma Sistemleri A.S. and Bofors Defence Asia Sdn Bhd. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.02. Company Subsidiaries; Equity Interests. (a) All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a wholly owned Company Subsidiary or by the Company and a wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

          (a) As of the date of this Agreement, except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $10,000,000 in any person.

          SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on February 28, 2005, (i) 50,801,291 shares of Company Common Stock were issued and outstanding, of which 414,872 shares issued pursuant to the Company’s Incentive Award Plan or its predecessor plan (collectively, the “Company Stock Plan”) were subject to vesting and restrictions on transfer (collectively, “Company Restricted Stock”), (ii) 2,491,800 shares of Company Common Stock were held by the Company in its treasury and (iii) 9,375,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, of which 2,498,532 shares were subject to outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) with a weighted-average exercise price of $21.67.

          (b) Except as set forth above, at the close of business on February 28, 2005, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (other than Company Stock Options), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company Common Stock or other rights that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”) issued or granted by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the amended and restated certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), the amended and restated bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws”) or any Contract to which the Company is a party or otherwise bound. During the period from February 28, 2005 to the date of this Agreement, there have been no issuances, reservation for issuance or grants by the Company or any Company Subsidiary of any shares of Company Capital Stock or other voting securities or equity interests of the

Company or any Company Subsidiary (other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement).

          (c) There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any Company Subsidiary may vote (“Voting Company Debt”).

          (d) Except as set forth above in this Section 3.03, as of the date of this Agreement, there are (i) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (A) shares of capital stock or other voting securities or equity interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or equity interests of, the Company or any Company Subsidiary or (B) any Voting Company Debt and (ii) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, capital stock or other voting securities or equity interests of the Company or any Company Subsidiary. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any such security.

          (e) Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities.

          (f) As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money (other than indebtedness incurred in the ordinary course of business not in excess, individually or in the aggregate, of $25,000,000) of the Company and the Company Subsidiaries is $524,947,000 in aggregate principal amount of loans under the Amended and Restated Credit Agreement dated as of August 13, 2001, and amended and restated as of July 2, 2002, as amended as of November 19, 2003 (the “Company Credit Agreement”), among the Company, the lending institutions party thereto, Deutsche Bank Securities, Inc. and Lehman Brothers, Inc., as co-lead arrangers, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper, Inc., as Syndication Agent and Citicorp USA, Inc., The Bank of Nova Scotia and Credit Lyonnais New York Branch, as Documentation Agents, and (ii) there are no guarantees by the Company or any of the Company Subsidiaries of indebtedness of third parties for borrowed money.

          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Assuming the representation made in Section 4.07 is correct, the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The board of directors of the Company (the “Company Board”), at a meeting, duly called and held, duly and adopted (with all directors in attendance voting in favor) resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (iii) declaring this Agreement and the Merger advisable, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. Assuming the representation made in Section 4.07 is correct, the approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Board referred to in this Section 3.04(a) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated hereby.

          (b) Assuming the representation made in Section 4.07 is correct, the only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote or consent of the holders of Company Capital Stock, or any of them, is not necessary to consummate any of the transactions contemplated hereby, other than the Merger.

          SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, in each case in writing (a “Contract”), to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity (“Judgment”) or any statute, law (including common law), ordinance, rule, regulation or order (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, or permit from, any supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality or any non-governmental self regulatory agency or other authority (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) Section 721 of the Defense Production Act, as amended (“Exon-Florio”), and (C) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) any filings required under the rules and regulations of the New York Stock Exchange, Inc., (vi) any notice of the Merger required by the terms of the license under the Swedish Act on War Equipment granted to Bofors Defense AB, a limited liability company incorporated under the laws of Sweden, and its subsidiaries (collectively, “Bofors”), (vii) such other items required by reason of the participation of Parent, Sub or any of their affiliates (as opposed to any other third party) in the transactions contemplated hereby (including any filings or notices related to national security or foreign ownership control or influence) and (viii) such other Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished, as applicable, by the Company with the SEC since January 1, 2003 (the “Company SEC Documents”).

          (b) As of its respective date, each Company SEC Document and the Draft 2004 10-K each complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in each of the Company SEC Documents and the Draft 2004 10-K (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements (other than those contained in the Draft 2004 10-K), to normal year-end audit adjustments).

          (c) Except to the extent accrued or reserved in the Company Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except for those arising in the ordinary course of business consistent with past practice, for taxes or that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (d) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

          (e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s audited financial statements or other Company SEC Documents.

          (f) None of the Company Subsidiaries is, or has at any time since January 1, 2003, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

          (g) The Company maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals.

          (h) The Company has established and maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including controls and procedures to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

          (i) Since the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

          (j) Since the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, there have been no material changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect internal controls over financial reporting.

          (k) The Company intends to file its Annual Report on Form 10-K for the year ended December 31, 2004, within five business days of the date of this Agreement, and such Annual Report as filed with the SEC will not contain any material changes from the Draft 2004 10-K.

          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the UK Parent Circular will, at the date the UK Parent Circular is first mailed to shareholders of UK Parent or (to the extent not previously corrected by a supplement to the UK Parent Circular) at the time of the UK Parent Shareholder Meeting contain any information which is not in accordance with the facts or which omits anything likely to affect the import of such information. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

          SECTION 3.08. Absence of Certain Changes or Events. From December 31, 2004 to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and during such period there has not been:

     (a) any Company Material Adverse Change;

     (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock, other than the declaration of a cash dividend on the Company Common Stock in the amount of $0.125 per share payable on March 1, 2005 to holders of record of Company Common Stock as of February 15, 2005;

     (c) any purchase, redemption or other acquisition of (i) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (ii) any Company Stock-Based Awards, options, warrants, calls, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities or equity interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or equity interests of, the Company or any Company Subsidiary or (iii) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, capital stock or other voting securities or equity interests of the Company or any Company Subsidiary;

     (d) any split, combination or reclassification of any Company Capital Stock or any issuance, or the authorization of any issuance, of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

     (e) (i) any granting by the Company or any Company Subsidiary to any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any Company Subsidiary of (A) any increase in compensation, bonus, fringe or other benefits, except for normal increases in cash compensation or granting of bonuses, incentive compensation and fringe or other benefits, in each case, in the ordinary course of business consistent with past practice (1) to officers and other employees or (2) as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2004 in accordance with its terms in effect on such date, or (B) any change of control, severance or termination compensation or benefits or increase therein to any current employee of the Company or any Company Subsidiary, (ii) any entry by the Company or any Company Subsidiary into, or any amendment to or termination of, (A) any employment, deferred compensation, consulting, severance, change of control, loan, termination or indemnification agreement or (B) any other agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement with, or providing benefits to, any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any Company Subsidiary (such items set forth in clauses (A) and (B) of this clause (ii) being referred to collectively as “Company Benefit Agreements”), (iii) any adoption of, entry into, any amendment to or any termination of, any collective bargaining agreement or any Company Benefit Plan, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of December 31, 2004 in accordance with its terms in effect on such date and except for the entry into of collective bargaining agreements negotiated in the ordinary course of business consistent with past practice or (iv) any action taken to fund or in any other way secure the payment, or to accelerate the vesting or payment, of compensation or benefits under any Company Benefit Plan (or any grant or award thereunder) or Company Benefit Agreement;

     (f) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

     (g) any (i) elections with respect to taxes by the Company or any Company Subsidiary, (ii) settlement or compromise by the Company or any

Company Subsidiary of any tax liability or refund, (iii) filing by the Company of an amended tax return or (iv) other action by the Company that is reasonably likely to have the effect of materially increasing the tax liability or materially decreasing a tax asset of the Company or any Company Subsidiary;

     (h) any revaluation by the Company or any Company Subsidiary of any assets that are material to the Company and the Company Subsidiaries, taken as a whole;

     (i) any sale, lease, license or other disposition of, or subjecting to any Lien, any material assets of the Company or any Company Subsidiary (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice;

     (j) any entry by the Company or any Company Subsidiary into any Contract with any affiliate of the Company (any such Contract, a “Contract with a Related Person”); or

     (k) any authorization of, or commitment or agreement to take, any of the actions described in clauses (b) through (j).

          SECTION 3.09. Taxes. (a) Each of the Company, each Company Subsidiary and any affiliated, consolidated, combined, unitary or aggregate group of which the Company or any of the Company Subsidiaries is a member (an “Affiliated Group”) has timely filed, or has caused to be timely filed on its behalf, all material tax returns required to be filed by it, and all such tax returns are true, complete and accurate in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise owed, have been timely paid (other than payments being contested in good faith by appropriate proceedings).

          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company, the Company Subsidiaries and any Affiliated Group (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of the Company, no deficiency, audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any material taxes has been proposed, asserted or assessed against the Company, any Company Subsidiary or any Affiliated Group. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any material taxes has been executed or filed with any taxing authority by or on behalf of the Company, any Company Subsidiary or any Affiliated Group.

          (c) The tax returns of the Company, each Company Subsidiary and each Affiliated Group have been examined by and settled with the United States Internal Revenue Service (the “IRS”) or other applicable taxing authority or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1998. All assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) Neither the Company nor any of the Company Subsidiaries has been a member of any Affiliated Group that includes any person other than the Company and the Company Subsidiaries for purposes of filing tax returns or paying taxes at any time within the last ten years. None of the Company, any of the Company Subsidiaries and any Affiliated Group is bound by any agreement with respect to taxes other than agreements between any of the Company and the Company Subsidiaries.

          (e) Neither the Company nor any of the Company Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of material federal, state, local, provincial or municipal (whether domestic or foreign) tax Law, or for any other reason.

          (f) There are no Liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

          (g) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (h) Neither the Company nor any of the Company Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (i) There has been no “change in ownership” of the Company within the meaning of Section 382(g) of the Code within the two-year period preceding the Effective Time.

          (j) For purposes of this Agreement:

     (i) “tax” or “taxes” means (A) all supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts, (B) all liability for the payment of any amounts of the type described in the foregoing clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) all liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in the foregoing clause (A) or (B); and

     (ii) “tax return” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

          SECTION 3.10. Absence of Changes in Benefit Plans; Labor Relations. (a) Since December 31, 2004, the Company and the Company Subsidiaries have not adopted, amended in any material respect or terminated any collective bargaining agreement or any material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, severance, change of control, medical, welfare benefit or other similar plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any director, officer, employee or consultant, or any former director, officer, employee or consultant, in each case, whether or not located in the United States, of the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”). Since December 31, 2004, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or any material change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, except to the extent permitted by the Pension Funding Equity Act of 2004.

          (b) No union has attempted to organize or otherwise make any claim to represent the employees or the Company or any Company Subsidiary and no such action is pending or threatened in writing. From January 1, 2003 to the date of this Agreement, neither the Company nor any Company Subsidiary has experienced any labor disputes or work stoppages, slowdowns or lockouts due to labor disagreements, except any dispute, stoppage, slowdown or lockout that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. No unfair labor practice has been committed by the Company or any Company Subsidiary, and there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or threatened in writing before the National Labor Relations Board or any similar Federal, state, local or foreign Governmental Entity, except any practice, charge or complaint that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of any collective bargaining agreement is pending or threatened in writing against the

Company or any Company Subsidiary, except any grievance or proceeding that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, the Company Subsidiaries and the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining agreements. No Company Benefit Plan provides benefits primarily to persons who are or were employed, or provide or provided services, outside the United States.

          (b) Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each, a “Company Pension Plan”) intended to be tax-qualified has received favorable determination letters to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, no such determination letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened in writing) and no event has occurred since the date of the most recent determination letter or application therefor relating to such Company Pension Plan (including any amendment thereto) that is reasonably likely to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Each Company Pension Plan has complied since its inception, or has been timely amended to comply, with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001. All Company Benefit Plans required or permitted to have been approved by any non-U.S. Governmental Entity have been so approved, no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened in writing) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that is reasonably likely to materially affect any such approval relating thereto or materially increase the costs relating thereto.

          (c) Neither the Company nor any Commonly Controlled Entity has incurred, or reasonably expects to incur, any liability under Title IV of ERISA or Section 412 of the Code, except for premiums payable to the Pension Benefit Guaranty Corporation in the ordinary course of business. No Company Pension Plan had, as of its most recent annual valuation date, any “unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of such Company Pension Plan since such valuation date. No Company Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived. During the prior six years, no Company Pension Plan or its related trust has been terminated and there has not been any other “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Pension Plan. During the prior six years, neither the Company nor any Commonly Controlled Entity incurred any liability in respect of a “withdrawal”, “complete withdrawal” or “partial withdrawal” from any Company Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA).

          (d) None of the Company and the Company Subsidiaries has received notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits, proceedings or other actions against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that, if adversely determined, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and, to the knowledge of the Company, there are not any facts that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect in the event of any such investigation, claim, suit, proceeding or other action.

          (e) With respect to each Company Benefit Plan, there has not occurred any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to subject the Company or any Company Subsidiary or any of their respective employees, or any trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable Law, except taxes or penalties that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          (f) Each Company Benefit Plan that is an employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than liability for benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time after the Effective Time. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

          (g) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated hereby alone or in combination with any other event will (i) entitle any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any Company Subsidiary to change of control, severance or termination compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan (or any grant or award thereunder) or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan (or any grant or award thereunder) or

Company Benefit Agreement. No amount or benefit that could be received by any named executive officer of the Company (as defined for purposes of Section 16 of the Exchange Act) in connection with the transactions contemplated by this Agreement (alone or in combination with any other event) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such person is entitled to any additional payment or benefit in the event the excise tax under Section 4999 of the Code is imposed on such person.

          SECTION 3.12. Proceedings. (a) Other than with respect to proceedings under seal of which the Company has no knowledge, there is no claim, suit, proceeding or other action pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary or any of their respective assets, nor is there any Judgment outstanding against, or material notice of an actual or potential violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any Company Subsidiary, in each case, that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (b) There is no material audit, inquiry or investigation involving the Company or any Company Subsidiary by a Governmental Entity pending, or to the knowledge of the Company, threatened in writing.

          SECTION 3.13. Compliance with Applicable Laws. (a) The Company and the Company Subsidiaries are in compliance with all applicable Laws and Judgments, except any failure to be in compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication (excluding for purposes of this sentence any written communication by electronic mail) during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, liability under, any applicable Law or Judgment, except any failure to be in compliance or liability, that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its assets and to carry on its business as presently conducted, except any failure to have in effect any Permit that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any Permit, and the Merger and the other transactions contemplated hereby will not cause the revocation or cancelation of any Permit, except any default, violation, revocation or cancelation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          (c) The Company and the Company Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States

Department of the Treasury (collectively, the “Export Control Laws”), except any failure to be in compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past 12 months that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws, except any failure to be in compliance or liability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          (b) The Company and the Company Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the “Anti-Bribery Laws”), except with respect to clause (ii) any failure to be in compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company, a Company Subsidiary or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws, except any written communication received more than 24 months prior to the date of this Agreement that did not result in an inquiry or investigation that is currently pending.

          SECTION 3.14. Compliance with Environmental Laws. (a) Except as, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect:

     (i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written notice that alleges that the Company or any of the Company Subsidiaries is, or may be, in violation of, or has, or may have, any liability under, any Environmental Law;

     (ii) the Company and the Company Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets as currently held and to carry on their respective businesses as presently conducted (“Environmental Permits”);

     (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary; and

     (iv) there have been no Releases of any Hazardous Material that is reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

          (b) As used in this Agreement:

          “Environmental Claim” means any and all administrative, regulatory or judicial claims, suits, proceedings, investigations or other actions, Judgments, written demands, written directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure of persons to, any Hazardous Materials, (ii) the failure to comply with any Environmental Law or (iii) liabilities or obligations arising under any Environmental Law;

          “Environmental Laws” means all applicable national, federal, state, local, provincial and municipal (whether domestic or foreign) Laws, Judgments or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to Release, treatment, storage or other disposal of or exposure of persons to Hazardous Materials or protection of the environment;

          “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls, and any other chemical, material or substance designated a “hazardous substance,” “hazardous waste,” “hazardous material,” “contaminant,” “pollutant” or “toxic substance” under any applicable Environmental Law ; and

          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          SECTION 3.15. Contracts. (a) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents and Contracts entered into in the ordinary course of business, there are no Contracts that are material to the business, properties, assets, financial condition, results of operations of the Company and the Company Subsidiaries, taken as a whole (any such Contract, a “Material Company Contract”). To the knowledge of the Company, neither the Company nor any Company Subsidiary is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company or any Company Subsidiary of) any material term, condition or provision (in each case, whether explicit or incorporated by reference) of any indebtedness, guarantee, Government Contract, Government Subcontract or other Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound, which default or violation, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (b) To the knowledge of the Chief Financial Officer and the General Counsel of the Company (after reasonable inquiry), there are no Contracts to which the Company or any Company Subsidiary is a party that contain a covenant restricting the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its affiliates, including the Company and the Company Subsidiaries) to compete or engage in any line of business, or to develop, market or distribute any products or services, in each case, in any geographic territory.

          (c) With respect to each Contract between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand, for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Company Subsidiary, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Company Subsidiary, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

     (i) each such Company Government Contract or Company Government Subcontract was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

     (ii) no reasonable basis exists to give rise to (A) a material claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act or (B) a claim under the United States Truth in Negotiations Act where the amount in dispute is in excess of $10,000,000;

     (iii) neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any Company Subsidiary, in writing, that the Company or any Company Subsidiary has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any Company Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

     (iv) neither the Company nor any Company Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and the Company is not aware of any basis for any such notice, except any notice that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, provided that this clause (iv) shall not apply to any notice received more than 12 months prior to the date of this Agreement, which notice related to a program that is no longer ongoing as of the date of this Agreement;

     (v) no cost in excess of $1,000,000 incurred by the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any government or governmental agency, except any investigation, audit or disallowance (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;

     (vi) no payment in excess of $1,000,000 due to the Company or any Company Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company and the Company Subsidiaries are entitled to all progress or other payments received to date with respect thereto, except any payment or claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and

     (vii) the Company and the Company Subsidiaries have complied in all material respects with all requirements of such Company Government Contract or Company Government Subcontract and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any).

          (d) Neither the Company nor any Company Subsidiary, nor any of the respective directors, officers, employees, consultants or agents of the Company or any Company Subsidiary, is, or within the past three years has been, to the knowledge of the Company (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity, (ii) the subject of any material audit or investigation by the Company or any Company Subsidiary, in each case, with respect to any alleged violation of Law or Contract arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Entity. There exist no facts or circumstances that, to the knowledge of the Company, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any Company Subsidiary or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.

          (e) Neither the Company nor any Company Subsidiary has received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any)) against the Company or any Company Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) outstanding material claims or requests for equitable adjustment (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company or any Company Subsidiary, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company or any Company Subsidiary, on the one hand, and any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract, except, in each case, for any claim, request or dispute where the amount in dispute is not in excess of $5,000,000. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any written adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years, except any evaluation or rating that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has (i) any interest in any pending or potential claim against any Governmental Entity or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract, except for any claim in which the amount involved is not in excess of $5,000,000.

          (f) The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary, except any revocation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.16. Customers and Suppliers. Since December 31, 2004, (a) no customer or supplier of the Company or any Company Subsidiary has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary and (b) to the knowledge of the Company, no customer or supplier of the Company or any Company Subsidiary has provided notice to the Company or any Company Subsidiary of its intent either to terminate its relationship with the Company or any Company Subsidiary or to cancel any material Contract with the Company or any Company Subsidiary, except, in each case, any cancelation or termination that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.17. Title to Properties. The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective material assets, except assets that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except any defect in title, easement, restrictive covenant, similar encumbrance or impediment, or Lien that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          Each of the Company and each of the Company Subsidiaries has complied with the terms of each lease, sublease, license and other Contract relating to real property (each, a “Company Lease”) to which it is a party, except any failure to comply that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.18. Intellectual Property. To the knowledge of the Company, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all (a) patents, patent rights, patent applications and patent disclosures, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names, Internet domain names together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works, (d) computer software (including source code, object code, data, databases and documentation), (e) inventions, trade secrets, mask work, confidential information, know-how (whether or not patentable and whether or not reduced to practice) and (f) other proprietary information and intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct their business as presently conducted, in each case, free and clear of all Liens, except any failure or Lien that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no claims are pending or threatened in writing that the Company or any of the Company Subsidiaries is infringing on or misappropriating the rights of any person with regard to any Intellectual Property Right, except any claim that, individually or in the aggregate, is not reasonably likely to have a

Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right, except any infringement that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

          SECTION 3.19. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Lehman Brothers, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          SECTION 3.20. Opinions of Financial Advisors. The Company has received the opinions of J.P. Morgan Securities Inc. and Lehman Brothers, Inc., in customary form, each of which is to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of each of which will be delivered to Parent by the Company promptly after receipt by the Company.

ARTICLE IV

Representations and Warranties of Parent and Sub

          Parent and Sub, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

          SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

          (a) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the resolutions set forth or summarized, as the case may be, in the UK Parent Circular, on a poll by the holders of not less than a majority of ordinary shares of BROTHER plc, a public limited company incorporated in England and Wales (“UK Parent”), present in person or by proxy who are entitled to vote at the UK Parent Shareholder Meeting to approve the Merger (the “UK Parent Shareholder Approval”). The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to obtaining the UK Parent Shareholder Approval, and subject to the requirement that Parent, as sole stockholder of Sub, adopt this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

          SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) subject to obtaining the UK Parent Shareholder Approval, any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b) and subject to obtaining the UK Parent Shareholder Approval, any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the HSR Act, (B) Exon-Florio and (C) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (ii) compliance with any applicable requirements of the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) compliance with any applicable requirements of the U.K. Listing Authority (the “UKLA”), (vi) such other items required by reason of the participation of the Company (as opposed to any other third party) in the transactions contemplated hereby and (vii) such other Consents, registrations, declarations, filings, notices or permits, the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

          SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the UK Parent Circular will, at the date the UK Parent Circular is first mailed to shareholders of UK Parent or (to the extent not previously corrected by a supplement to the UK Parent Circular) at the time of the UK Parent Shareholder Meeting contain any information which is not in accordance with the facts or which omits anything likely to affect the import of such information.

          SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman Sachs International, Gleacher Shacklock LLP and CSP Associates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

          SECTION 4.07. Section 203 of the DGCL. None of Parent, Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

          SECTION 4.08. Financial Capability. At the Effective Time, Parent will have sufficient cash to provide for payment of the Merger Consideration.

ARTICLE V

Covenants Relating to Conduct of Business

          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or unless Parent shall otherwise expressly consent, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in all material respects consistent with past practice and use its reasonable best efforts to preserve intact in all material respects its current business organization, keep available the services of its current key officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (2) quarterly cash dividends payable to the holders of shares of the Company Common Stock in an amount not to exceed $0.125 per share of Company Common Stock, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire (1) any             shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, (2) any Company Stock-Based Awards, options, warrants, calls, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities or equity interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or equity interests of, the Company or any Company Subsidiary or (3) any other rights the value of which is in any way based upon or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, capital stock or other voting securities or equity interests of the Company or any Company Subsidiary;

     (ii) issue, deliver, sell or grant, pledge or otherwise encumber or subject to any Lien, (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (B) any Company Stock-Based Awards, options, warrants, calls, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities or equity interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or equity interests of, the Company or any Company Subsidiary or (C) any other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of, capital stock or other voting securities or equity interests of the Company or any Company Subsidiary;

     (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

     (iv) other than the possible acquisition disclosed to Parent prior to the date of this Agreement, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, in each case, that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

     (v) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Contract, Company Benefit Plan or Company Benefit Agreement entered into prior to the date of this Agreement and in accordance with their respective terms in effect as of the date of this Agreement, (A) adopt, enter into, amend or terminate (1) any collective bargaining agreement or Company Benefit Plan (or any grants or awards thereunder), except for the entry into of collective bargaining agreements negotiated in the ordinary course of business consistent with past practice, or (2) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any Company Subsidiary and one or more of their respective directors or officers, or former directors or officers, or, other than in the ordinary course of business consistent with past practice, any other employee or consultant, or former employee or consultant (except, in each case, (x) as required to bring any plan, policy, arrangement or award (the “Deferred Arrangements”) into compliance with the requirements of Section 409A of the Code as amended by the American Jobs Creation Act of 2004 (the “AJC Act”) or to preserve the grandfathered status of amounts accrued under the Deferred Arrangements under Section 885(d) of the AJC Act, provided that no such action shall be taken by the Company without prior consultation with Parent and (y) previously authorized change-of-control arrangements that have been disclosed to Parent prior to the date of this Agreement), (B) other than in the ordinary course of business consistent with past practice, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever (including making discretionary grants or awards under any Company Benefit Plan or Company Benefit Agreement) to, any director, officer, employee or consultant, or any former director, officer, employee or consultant, (C) other than in accordance with the Company’s severance policy as in effect on the date of this Agreement, grant or pay any change of control, severance or termination compensation or benefits or increase in any manner the change of control severance or termination compensation or benefits of any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any Company Subsidiary, (D) take any action to fund or in any other way secure the payment, or to accelerate the vesting or payment, of compensation or benefits under any Company Benefit Plan (or any grant or award thereunder) or Company Benefit Agreement, except withdrawals by individual participants in the Company’s non-qualified deferred compensation plans, or (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any

Company Pension Plan are made or the basis on which such contributions are determined;

     (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

     (vii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any material assets (including Intellectual Property Rights), except in the ordinary course of business consistent with past practice;

     (viii) (A) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice in an amount not to exceed $25,000,000 in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary, in an amount not to exceed $5,000,000 in the aggregate;

     (ix) make or agree to make any new capital expenditure or expenditures (other than a capital expenditure that constitutes an allowable contract expense under a Company Government Contract or Company Government Subcontract) that, individually, is in excess of $3,000,000 or, in the aggregate, are in excess of $20,000,000;

     (x) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or as required by their terms, of (1) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or (2) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

     (xi) agree in writing to modify in any manner, or consent to any matter with respect to which its consent is required under, any material confidentiality agreement or any standstill or similar agreement to which the Company or any Company Subsidiary is a party;

     (xii) (A) enter into a Contract, or make a Bid that if accepted would lead to a Contract, which if entered into would (1) result in a gross profit loss to the Company or any Company Subsidiary, (2) be a fixed price development Contract or (3) be a Contract of the type described in Section 3.15(b) or amend, revise or renew any such Contract or (B) enter into any Contract under which the consummation of the Merger and the other transactions contemplated hereby or compliance by the Company with the provisions of this Agreement are reasonably likely to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

     (xiii) revalue any assets that are material to the Company and the Company Subsidiaries, taken as a whole, except insofar as required by GAAP; or

     (xiv) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Certain Tax Matters. (i) From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (A) timely prepare and file all material tax returns (“Post-Signing Returns”) required to be filed consistent with past practice; (B) timely pay all material taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns; (C) accrue a reserve in the books and records and financial statements of any such entity consistent with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any claim, audit, suit, proceeding or other action pending against or with respect to the Company or any of the Company Subsidiaries in respect of any material tax and not settle or compromise any such claim, audit, suit, proceeding or other action without Parent’s prior written consent, which consent shall not be unreasonably withheld; and (E) not make or change any material tax election or settle or compromise any material tax liability without Parent’s prior written consent.

     (ii) The Company shall not and shall not permit any Company Subsidiary to enter into or effect any transaction that would result in a material recognition of income or gain by the Company or any Company Subsidiary, other than the transactions expressly required by this Agreement or transactions entered into or effected in the ordinary course of business consistent with past practice.

          (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that is reasonably likely to result in (i) any of the representations and warranties of such party set forth in this Agreement qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

          (d) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that to its knowledge has had, or is reasonably likely to have, a Company Material Adverse Effect. Parent shall promptly advise the Company orally and in writing of any change or event that to its knowledge has had, or is reasonably likely to have, a Parent Material Adverse Effect.

          SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, representative or agent (collectively, “Representatives”) of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 5.02, and subject to compliance with Sections 5.02(c) and 5.02(d) (including providing prior written notice to Parent of its decision to take such action), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement (provided that such confidentiality agreement and any related agreement shall not contain any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement, provided, further, that all such information is provided or made available on substantially concurrent basis to Parent and Sub) and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding any such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall use its reasonable best efforts to cause each Company Subsidiary and each Representative of the Company or any Company Subsidiary to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request from each person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such person or its Representatives.

          (b) Except as permitted by this Section 5.02(b), neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Takeover Proposal, (B) determine that this Agreement or the Merger is no longer advisable, (C) withdraw (or modify in a manner adverse to Parent or Sub) the recommendation of this Agreement, the Merger or any of the other transactions contemplated hereby, (D) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the other transactions contemplated hereby or (E) resolve, agree or propose publicly to take any such actions (each such action set forth in this Section 5.02(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or withdraw its approval of this Agreement, or resolve, agree or propose publicly to take any of the foregoing actions or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in, and in accordance with, Section 5.02(a)), or resolve, agree or propose publicly to take any such actions. Notwithstanding anything in this Section 5.02(b) or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal that did not result from a breach of this Section 5.02, cause the Company (x) to terminate this Agreement pursuant to Section 8.01(f) and (y) immediately following such termination, to enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case, until three business days after the date of Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to Section 8.01(f) and specifying the material terms and conditions of, and the identity of any person making, the Superior Proposal (it being understood and agreed that (x) any material amendment to the financial terms or other terms of any Superior Proposal shall require a new written notice by the Company and (y) no such termination of this Agreement by the Company may be made until two business days after the date of Parent’s receipt of such new written notice) and (B) the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 6.07(b) (including the payment of the Termination Fee in accordance with the requirements thereof) in connection with such Superior Proposal. In determining whether to make an Adverse Recommendation Change or to terminate this Agreement as described in this Section 5.02(b), the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

          (c) In addition to the obligations of the Company set forth in Sections 5.02(a) and 5.02(b), the Company promptly (but in no case later than 24 hours after receipt) shall advise Parent orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or that is reasonably likely to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal, inquiry or request and the material terms and conditions of any such Takeover Proposal, inquiry or request. The Company shall (i) keep Parent informed of any changes to the material terms and conditions of any such Takeover Proposal, inquiry or request and (ii) provide to Parent promptly after receipt or delivery thereof (but in no case later than 24 hours after receipt or delivery) with copies of such Takeover Proposal, inquiry or request (including any amendments or supplements thereto).

          (d) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or any other obligations under applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof make an Adverse Recommendation Change, except to the extent expressly permitted by Section 5.02(b).

          (e) For purposes of this Agreement:

     “Takeover Proposal” means any proposal or offer from any person relating to, or that is reasonably likely to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including by way of tender offer, exchange offer, stock acquisition, asset acquisition or acquisition of the stock of a Company Subsidiary, of assets or businesses that constitute or represent 20% or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the transactions contemplated by this Agreement.

     “Superior Proposal” means any bona fide written offer made by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to have a higher value than the consideration to be received by the Company’s stockholders in connection with the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein.

ARTICLE VI

Additional Agreements

          SECTION 6.01. Preparation of Proxy Statement and UK Parent Circular; Stockholders Meeting. (a) The Company shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

          (b) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which date shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to the second sentence of Section 5.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board’s or such committee’s recommendation or declaration of advisability of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to and in accordance with Section 8.01(f), the Company’s obligations pursuant to the first sentence of this Section 6.01(b) shall terminate.

          (c) Parent has delivered to the Company a letter from UK Parent, dated as of the date of this Agreement (the “UK Parent Letter”), containing undertakings (i) to call an extraordinary general meeting of UK Parent’s shareholders (the “UK Parent Shareholder Meeting”) for the purpose of obtaining the UK Parent Shareholder Approval and (ii) to send a circular to UK Parent’s shareholders in connection with the UK Parent Shareholder Meeting (the “UK Parent Circular”), and certain matters relating thereto. The Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with the preparation, filing and distribution of the UK Parent Circular.

          SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) Law and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.02 shall be provided pursuant to the terms of, and be subject to, the confidentiality agreement dated February 10, 2005, between the Company and Parent (the “Confidentiality Agreement”).

          SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all applicable actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all applicable registrations and filings and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all applicable consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement (it being understood that nothing in this Section 6.03 shall require Parent to (x) consent to any action or omission that would be inconsistent with Section 5.01 or (y) agree to amend or waive any provision of this Agreement).

          (b) In connection with and without limiting the foregoing,

     (i) (A) the Company and Parent shall promptly submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated hereby, (B) Parent shall take responsibility for preparation and submission of the Joint Filing and (C) the Company hereby agrees promptly to provide to Parent all necessary information and otherwise to assist Parent promptly in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.03(b)(i), to respond to any inquiries from CFIUS or any other interested Governmental Entity and to take all reasonable steps to secure the approval of CFIUS of the transactions contemplated hereby,

     (ii) each party shall (A) promptly take all actions reasonably necessary to (1) file the notification and report form required for the transactions contemplated hereby and provide any supplemental information in connection therewith pursuant to the HSR Act and (2) make any filings required under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity in connection with obtaining approval under the HSR Act and any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (B) keep the other party apprised of the status of any inquiries or requests for additional information from, the FTC or the DOJ or any Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States and take all reasonable steps to comply promptly with any such inquiry or request and (C) participate in any interviews or meetings reasonably requested by the FTC or the DOJ or any Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States in connection with the consummation of the transactions contemplated hereby; and

     (iii) the Company and the Company Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transactions contemplated hereby or this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

          (c) Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall promptly inform the other of any material communication with the FTC, the DOJ, CFIUS or any other Governmental Entity (or any of their respective representatives) regarding the transactions contemplated hereby.

          (d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (e) Notwithstanding any provision herein to the contrary, this Agreement shall not require Parent or any of its affiliates to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.02(c), and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing.

          (f) The Surviving Corporation shall, simultaneously with the Effective Time, satisfy all outstanding obligations (including all loans and letter of credit reimbursement obligations) under the Company Credit Agreement. The parties acknowledge and agree that the Company Credit Agreement requires this Agreement to contain a contingency relating to the approval of the Required Lenders (as defined therein) and intend this Section 6.03(f) to satisfy such requirement.

          SECTION 6.04. Stock Options; Restricted Stock. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (if any) as may be required to:

     (i) provide that each unexercised Company Stock Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration per share of Company Common Stock over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock constituting the unexercised portion of such Company Stock Option, which amount shall be paid as soon as practicable following (but in no event more than 15 days after) the Effective Time, without interest;

     (ii) provide that each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall become at the Effective Time fully vested and free of restrictions on transfer and the holder thereof shall be entitled to receive the Merger Consideration subject to the terms and conditions of Article II hereof; and

     (iii) make such other changes to the Company Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger and the terms of this Agreement.

          (b) All amounts payable pursuant to Section 6.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom.

          (c) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or share of Company Restricted Stock (or former holder thereof) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

          SECTION 6.05. Employee Matters. (a) During the period from the Effective Time through and including December 31, 2006, the employees of the Company and the Company Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) wages and cash bonus opportunities that in the aggregate are substantially comparable to the wages and cash bonus opportunities provided by the Company and the Company Subsidiaries to such employees immediately prior to the Effective Time, (ii) long-term incentive awards (which Parent currently expects will consist of stock appreciation rights and performance shares) that in the aggregate are substantially comparable to the long-term incentive awards granted to similarly situated employees of Parent as of the date hereof and (iii) other employee benefits (excluding for all purposes of this clause (iii) equity and equity-based compensation and long-term incentive awards) that in the aggregate are substantially comparable to the other employee benefits provided under the Company’s employee benefit plans to such employees immediately prior to the Effective Time .

          (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

          (c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of eligibility and vesting (but not benefit accrual under any defined benefit pension plan) under Parent’s employee pension benefit plans, (ii) for purposes of eligibility for vacation, and determining the amount of vacation to be received under Parent’s vacation programs, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for eligibility and benefit calculation purposes under Parent’s severance plans (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent elects to make such plan or program available to employees of the Surviving Corporation), but not for purposes of any other employee benefit plan of Parent.

          (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to (i) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions, exclusions and requirements were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and annual deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

          SECTION 6.06. Indemnification. (a) Parent shall, to the fullest extent permitted by Law, honor or cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company (each, an “Indemnified Party”) for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the most recent annual premium paid prior to the date of this Agreement (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $3,181,908.

          (c) Each of Parent and Sub covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and the Company Subsidiaries, in their capacity as such, with respect to any liabilities, actions, or causes of action, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case, to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

          (d) The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the Company Charter and Company Bylaws and any other written agreements of the Company and the Company

Subsidiaries that provide indemnification of and expense reimbursement to an Indemnified Party.

          (e) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.06.

          (f) Parent shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any Indemnified Party in connection with successfully enforcing the obligations provided in this Section 6.06.

          (g) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company Bylaws, any indemnification agreement or the DGCL or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.

          SECTION 6.07. Fees and Expenses. (a) Except as otherwise provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that:

     (i) (A) a Takeover Proposal has been made to the Company or its stockholders or a Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) and (C) at any time (1) on or prior to the six-month anniversary of such termination, the Company or any Company Subsidiary (x) enters into any Acquisition Agreement with respect to any Takeover Proposal or (y) the transactions contemplated by any Takeover Proposal are consummated or (2) after the six-month anniversary but prior to the 12-month anniversary of such termination, the Company or any Company Subsidiary (x) enters into any Acquisition Agreement with respect to any Takeover Proposal made by a Designated Party or (y) the transactions contemplated by any Takeover Proposal are consummated by a Designated Party;

     (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f); or

     (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and either (A) prior to such termination a Takeover Proposal has been made to the Company or its stockholders or a Takeover Proposal shall have otherwise become publicly known or (B) at any time prior to the 12-month anniversary of such termination, the Company or any Company Subsidiary enters into any Acquisition Agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated,

then, in each case under this Section 6.07(b), the Company shall pay Parent a fee equal to $119,233,768 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 8.01(c) referred to in Section 6.07(b)(iii)(A), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C) or Section 6.07(b)(iii)(B), upon the earlier of execution of such Acquisition Agreement or consummation of the transactions contemplated by such Takeover Proposal (unless the transactions contemplated by such Takeover Proposal were consummated prior to such termination, in which case, the Termination Fee shall be payable on the date of such termination). For purposes of this Section 6.07(b), “Designated Party” means any of the following persons and their affiliates: (x) any person with whom the Company or any of its affiliates has engaged (directly or through Representatives) within four months prior to the date of this Agreement, in any discussion regarding any possible Takeover Proposal or (y) any person who makes or consummates a Takeover Proposal prior to termination of this Agreement. Solely for purposes of this Section 6.07(b), the number “40” shall be substituted for the number “20” in the definition of Takeover Proposal.

          (c) The parties acknowledge that the agreements contained in Sections 6.07(b) are an integral part of the transactions contemplated hereby, and that, without these agreements, they would not enter into this Agreement.

          SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to the rules of any securities exchange or self regulatory authority (including the New York Stock Exchange, Inc. and the rules and regulations of the UKLA), or in response to a request by a Governmental Entity.

          SECTION 6.09. Transfer Taxes. Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.

          SECTION 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated hereby.

ARTICLE VII

Conditions Precedent

          SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

     (b) Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated, (ii) the period of time for any applicable review process under Exon-Florio shall have expired, and the President of the United States shall not have taken action to prevent the consummation of the Merger or the transactions contemplated hereby, (iii) any applicable approvals pursuant to any competition, antitrust or similar Law of any jurisdiction outside the United States shall have been obtained, (iv) no Governmental Entity shall have taken any action to revoke the license under the Swedish Act on War Equipment granted to Bofors and (v) any and all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Merger or the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred, except any authorization, consent, order, approval, declaration, filing or expiration the failure of which to be obtained or filed or to occur is not reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of (x) the Company and the Company Subsidiaries, taken as a whole, or (y) Parent and its subsidiaries, taken as a whole.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law prohibiting the consummation of the Merger or the transactions contemplated hereby shall be in effect.

     (d) UK Parent Shareholder Approval. UK Parent shall have obtained the UK Parent Shareholder Approval.

          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company in this Agreement shall be true and correct, without regard to any materiality or Company Material Adverse Effect qualifiers contained therein, as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, without regard to any materiality or Company Material Adverse Effect qualifiers contained therein, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (ii) The representations and warranties of the Company set forth in Sections 3.03, 3.06(k), 3.12(b), 3.13(c), 3.15(b), 3.15(c)(ii), 3.15(c)(iii) and 3.15(d) that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     (iii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clauses (i) and (ii) above.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending or threatened in writing any suit, proceeding or other action that has a reasonable likelihood of success by any Governmental Entity located in the United States (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit, limit or impose restrictions on or requirements related to the ownership or operation by the Company, Parent or any of their respective affiliates of any material portion of the business or assets of the Company, Parent or any of their respective affiliates or to compel the Company, Parent or any of their respective affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective affiliates, as a result of the Merger or any other transaction contemplated hereby, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Surviving Corporation.

          (d) Absence of Material Adverse Change. Since December 31, 2004, there shall not have been any Company Material Adverse Change.

          SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct, without regard to any materiality or Parent Material Adverse Effect qualifiers contained therein, as of the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, without regard to any materiality or Parent Material Adverse Effect qualifiers contained therein, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of the Parent and Sub. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

      (a) by mutual written consent of Parent, Sub and the Company;

      (b) by either Parent or the Company:

     (i) if the Merger is not consummated on or before December 6, 2005 (such date, as extended, the “Outside Date”), unless the failure to consummate the Merger is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement;

     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (iii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting duly convened for the purpose of obtaining the Company Stockholder Approval or any adjournment or postponement thereof; or

     (iv) if the UK Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the UK Parent Shareholder Meeting duly convened for the purpose of obtaining the UK Parent Shareholder Approval or any adjournment or postponement thereof;

     (c) by Parent, in the event an Adverse Recommendation Change has occurred within 10 days after the occurrence of such Adverse Recommendation Change;

     (d) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

     (e) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent and Sub of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

     (f) by the Company, at any time prior to obtaining the Company Stockholder Approval, in accordance with Section 5.02(b); provided, however, that the Company shall have complied with all provisions of Section 5.02, including the notification provisions thereof, and shall have paid the Termination Fee in accordance with Section 6.07(b); or

     (g) by the Company, if (i) the Board of Directors of UK Parent shall have failed to recommend the approval of the Merger by the shareholders of UK

Parent in the UK Parent Circular or (ii) the Board of Directors of UK Parent (or any committee thereof) shall have made a Change in UK Parent Recommendation (as defined in the UK Parent Letter), whether or not permitted by the terms hereof, in each case, within 10 days after the occurrence of the event giving the Company the right to terminate under this Section 8.01(g).

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.19, Section 4.06, the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time; provided, however, that (i) there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

          SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time. This Section 9.01 shall not, however, limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

BAE Systems North America Inc.
1601 Research Boulevard
Rockville, MD 20850
Phone: (301) 838-6000
Fax: (301) 838-6942
Attention: Sheila C. Cheston, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Phone: (212) 474-1000
Fax: (212) 474-3700
Attention: Philip A. Gelston, Esq.
Sarkis Jebejian, Esq.

          (b) if to the Company, to

United Defense Industries, Inc.
1525 Wilson Boulevard, Suite 700
Arlington, VA 22209
Phone: (703) 312-6156
Fax: (703) 312-6196

Attention: David V. Kolovat, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Phone: (202) 955-8593
Fax: (202) 530-9598
Attention: Stephen I. Glover, Esq.
Stephanie Tsacoumis, Esq.

          SECTION 9.03. Definitions. For purposes of this Agreement:

          An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A “business day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York or London, England.

          A “Company Material Adverse Change” means any event, change, effect or development that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, other than events, changes, effects or developments arising out of, or caused by, (i) general economic conditions, (ii) conditions generally affecting the industries in which the Company operates, (iii) the financial markets in general, (iv) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Merger or the pendancy thereof, including any events, changes, effects or developments arising from UK Parent’s ownership or proposed ownership of the Company or (v) appropriations arising from the U.S. Fiscal Year 2005 Supplemental Budget or the U.S. Fiscal Year 2006 Budget. Without limiting the generality of the foregoing, any event, change, effect or development (whether or not previously disclosed in any document filed with, or furnished to, the SEC, the Company Disclosure Letter or otherwise) that, individually or in the aggregate, has resulted in the suspension or debarment of, or actions by the U.S. government relating to the suspension or debarment of, the Company (or any portion thereof) or any Company Subsidiary (or any portion thereof) from participation in the award of any Contract with any Governmental Entity located in the United States shall be deemed to constitute a Company Material Adverse Change.

          A “Company Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

          A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other transactions contemplated hereby.

          A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 9.08. Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth in such section of the Company Disclosure Letter for which applicability of such information and disclosure is readily apparent on its face.

          SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware are mandatorily applicable to the Merger.

          SECTION 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in any New York state court, any Federal court located in the State of New York or the State of Delaware or Court of Chancery in and for New Castle County in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

BAE SYSTEMS NORTH AMERICA INC.,

by
/s/ Sheila Cheston

Name: Sheila Cheston
Title: Senior Vice President and General
Counsel

UTE ACQUISITION COMPANY INC.,

by
/s/ Sheila Cheston

Name: Sheila Cheston
Title: Vice President and Secretary

UNITED DEFENSE INDUSTRIES, INC.,

by
/s/ Thomas W. Rabaut

Name: Thomas W. Rabaut
Title: President and Chief Executive
Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

          The name of the corporation (hereinafter called the “Corporation”) is Ute Acquisition Company Inc.

ARTICLE II

          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

          The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

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ARTICLE VI

          In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

          Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

          To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

          Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law, which indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under the By-laws of the Corporation or any agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of

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any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.